Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TAYSHA GENE THERAPIES, INC.

Taysha Gene Therapies, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

First: The name of the Company is Taysha Gene Therapies, Inc., and that this corporation was originally incorporated in Texas pursuant to the Texas Business Organizations Code.

Second: That the Company subsequently converted to a corporation incorporated under the DGCL and filed the Certificate of Incorporation on February 13, 2020 under the name Taysha Gene Therapies, Inc., which was amended and restated on March 4, 2020 and July 2, 2020, amended on July 28, 2020 and September 16, 2020 and amended and restated on September 28, 2020.

Third: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Amended and Restated Certificate of Incorporation as follows:

Article IV, Section A shall be amended and restated to read in its entirety as follows:

“The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Company shall have authority to issue is four hundred ten million (410,000,000) shares, of which four hundred million (400,000,000) shares shall be Common Stock (the “Common Stock”), each share having a par value of $0.00001, and ten million (10,000,000) shares shall be Preferred Stock (the “Preferred Stock”), each share having a par value of $0.00001.”

Fourth: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted at a special meeting of the stockholders of the Company, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, the Company on has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 15th day of November, 2023.

Taysha Gene Therapies, Inc.

By:	/s/ Sean P. Nolan
Name: Sean P. Nolan Title: Chief Executive Officer